Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 1997 Employee Stock Purchase Plan (as amended, included in the Registrant’s definitive proxy statement (File Number 001-33221)) of our report dated March 23, 2011 (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) relating to the financial statements and schedule of A.P. Pharma, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California

August 16, 2011